UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

STAAR Surgical Company

(Name of Registrant as Specified In Its Charter)

Broadwood Partners, L.P.

Broadwood Capital, Inc.

Neal C. Bradsher

Richard T. LeBuhn

Natalie R. Capasso

Raymond A. Myers

Jason J. Martin

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On December 8, 2025, Broadwood Partners, L.P., collectively with its affiliates, issued two press releases, copies of which are attached hereto as Exhibit 1 and Exhibit 2, respectively, and incorporated herein by reference, and updated its website, www.LetSTAARShine.com, a copy of which is attached hereto as Exhibit 3 and incorporated herein by reference.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Special Meeting of Stockholders Originally Scheduled for October 23, 2025

Broadwood Partners, L.P., Broadwood Capital, Inc., Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of STAAR Surgical Company (the “Company”) in connection with the special meeting of stockholders originally scheduled for October 23, 2025 and most recently postponed to be held on December 19, 2025 (including any further adjournments, postponements, reschedulings or continuations thereof, the “Proposed Merger Special Meeting”). The Participants have filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from the Company’s stockholders for the Proposed Merger Special Meeting. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE PROPOSED MERGER SPECIAL MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The Definitive Proxy Statement and accompanying GREEN Proxy Card have been furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Special Meeting of Stockholders to Remove Members of the Board

The Participants also intend to file a definitive proxy statement and an accompanying GREEN Proxy Card with the SEC to be used to solicit proxies with respect to removing members of the Board and any other proposals that may come before a future and yet to be called or otherwise scheduled special meeting of stockholders (including any adjournments, postponements, reschedulings or continuations thereof, the “Stockholder Meeting”). The Stockholder Meeting will be separate, distinct and unrelated to the Proposed Merger Special Meeting, and the Participants believe that the Stockholder Meeting will have no effect on the outcome of the Proposed Merger Special Meeting. The Participants do not believe that there is any lawful reason that would prevent or prohibit the Participants from calling the Stockholder Meeting, regardless of the outcome of the stockholder vote at the Proposed Merger Special Meeting, and do not make any representation related to whether the Company may contest, or otherwise challenge, the Participants’ ability to call the Stockholder Meeting. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE STOCKHOLDER MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN Proxy Card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained on an amendment to Schedule 13D filed by the Participants with the SEC on November 21, 2025 and is available here.

Exhibit 1

Broadwood Partners: Proxy Advisory Firm Egan-Jones Reaffirms Its Recommendation STAAR Surgical Shareholders Vote “AGAINST” Sale to Alcon

Egan-Jones Takes No Comfort From Perfunctory Go-Shop Process and Says Concerns Regarding Objectivity and Fairness Remain the Same

NEW YORK--(BUSINESS WIRE)--Broadwood Partners, L.P. and its affiliates (collectively, “Broadwood”) today announced that leading proxy advisory firm Egan-Jones Ratings Company (“Egan-Jones”) has reaffirmed its recommendation that shareholders vote “AGAINST” the proposed acquisition of STAAR Surgical Company (“STAAR” or the “Company”) (NASDAQ: STAA) by Alcon Inc. (“Alcon”) (NYSE: ALC) on the GREEN Proxy Card.

Earlier today, the Company announced the completion of the belated, band-aid 30-day go-shop period and reiterated its support for the flawed transaction with Alcon despite the fact that the deal has drawn overwhelming opposition from shareholders and was opposed by all three leading proxy advisory firms.

In its report over the weekend, Egan-Jones recommended shareholders continue to vote against the transaction and said:

“For the same reasons as before, we are voting AGAINST the proposed merger of STAAR with Alcon. Although the merger agreement has been amended to include a go-shop provision and a revised termination fee, ultimately, we recommend against the merger due to the proposed valuation and the belief that STAAR’s standalone value is greater than what would be received in the proposed transaction. Additionally, we believe the credibility and integrity of the transaction have been compromised by the previously non-competitive process. Furthermore, because the same board and executive management team oversaw both the original merger and the subsequent amendment and go-shop process, our concerns regarding objectivity and fairness remain the same.”1

Neal C. Bradsher, Founder and President of Broadwood, said:

“The decision of Egan-Jones to reaffirm its recommendation that shareholders reject this deal, despite the Board’s last-ditch effort to save the transaction with a belated and perfunctory go-shop process, is both correct and a reflection of the deep skepticism observers and shareholders rightly have about this Board and transaction.

We have called for new directors, but the Board refused to adjust its composition to provide shareholders any basis for confidence in this new go-shop process. Instead, this latest process was, as Egan-Jones notes, overseen by the same directors, executives, bankers, and lawyers who designed and executed an inappropriate and flawed sale process in the first place. It is evident that the go-shop was never anything but a fig leaf, designed to give cover to a conflicted Board and produce only one predetermined outcome: a sale to Alcon at an inadequate price and with golden parachutes that richly reward STAAR’s executives.

It is for exactly these reasons that we are working to call a Special Meeting to remove from the Board the three incumbent directors – Chair Elizabeth Yeu, CEO Stephen Farrell, and Compensation Committee Chair Arthur Butcher – who we believe are most responsible for incentivizing, facilitating, and promoting the sale of the Company to Alcon at the wrong time, after a flawed process, and at an inadequate price. We continue to urge our fellow investors to vote ‘AGAINST’ this misbegotten deal.”

Shareholders can find additional information at www.LetSTAARShine.com.

[1]	Permission to use quotes neither sought nor obtained.

About Broadwood

Broadwood Partners, L.P. is managed by Broadwood Capital, Inc. Broadwood Capital is a private investment firm based in New York City. Neal Bradsher is the President of Broadwood Capital.

Certain Information Concerning the Participants

Special Meeting of Shareholders Originally Scheduled for October 23, 2025

Broadwood Partners, L.P., Broadwood Capital, Inc., Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin (collectively, the “Participants”) are participants in the solicitation of proxies from the shareholders of the Company in connection with the special meeting of shareholders originally scheduled for October 23, 2025 and most recently postponed to be held on December 19, 2025 (including any further adjournments, postponements, reschedulings or continuations thereof, the “Proposed Merger Special Meeting”). The Participants have filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from the Company’s shareholders for the Proposed Merger Special Meeting. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE PROPOSED MERGER SPECIAL MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The Definitive Proxy Statement and accompanying GREEN Proxy Card have been furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Special Meeting of Shareholders to Remove Members of the Board

The Participants also intend to file a definitive proxy statement and an accompanying GREEN Proxy Card with the SEC to be used to solicit proxies with respect to removing members of the Board and any other proposals that may come before a future and yet to be called or otherwise scheduled special meeting of shareholders (including any adjournments, postponements, reschedulings or continuations thereof, the “Shareholder Meeting”). The Shareholder Meeting will be separate, distinct and unrelated to the Proposed Merger Special Meeting, and the Participants believe that the Shareholder Meeting will have no effect on the outcome of the Proposed Merger Special Meeting. The Participants do not believe that there is any lawful reason that would prevent or prohibit the Participants from calling the Shareholder Meeting, regardless of the outcome of the shareholder vote at the Proposed Merger Special Meeting, and do not make any representation related to whether the Company may contest, or otherwise challenge, the Participants’ ability to call the Shareholder Meeting. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE SHAREHOLDER MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN Proxy Card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

2

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained on an amendment to Schedule 13D filed by the Participants with the SEC on November 21, 2025 and is available here.

Contacts

Investor Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

jmills@saratogaproxy.com

(212) 257-1311

(888) 368-0379

Media Contacts

Scott Deveau / Jeremy Jacobs

August Strategic Communications

Broadwood@AugustCo.com

(323) 892-5562

3

Exhibit 2

Broadwood Partners Reiterates Opposition to STAAR Surgical’s Sale to Alcon Following Conclusion of Performative Go-Shop Process

Believes Belated Go-Shop Process Fails to Cure Fundamental Flaws in the Transaction’s Process, Timing, and Price

Expresses Disappointment that the Self-Interested and Conflicted Board Members Continue to Press Forward with a Transaction that Shareholders Have Already Roundly Rejected

Continues to Urge STAAR Shareholders to Vote “AGAINST” the Proposed Transaction

NEW YORK--(BUSINESS WIRE)--Broadwood Partners, L.P. and its affiliates (collectively, “Broadwood,” “we,” “us,” or “our”) today issued the following open letter to the shareholders of STAAR Surgical Company (“STAAR” or the “Company”) (NASDAQ: STAA). Broadwood, which owns 30.2% of STAAR’s outstanding common stock, continues to oppose the proposed sale of the Company to Alcon Inc. (“Alcon”) (NYSE: ALC) on transaction terms that remain unchanged following the conclusion of the Company’s flawed and belated go-shop process.

The full text of Broadwood’s letter is below. Shareholders can find additional information at www.LetSTAARShine.com.

* * *

December 8, 2025

Dear Fellow STAAR Surgical Shareholders,

Broadwood Partners, L.P. and its affiliates have been investors in STAAR Surgical Company for more than thirty years due to our long-held belief that the Company has an opportunity to be the leader in the global refractive surgery market and drive profitable growth and significant long-term value.

While we are not opposed to a sale of the Company in principle, we were disappointed that STAAR’s Board of Directors made the consequential decision in August 2025 to sell the Company to Alcon at what we believe was a uniquely inopportune time, at a price that does not reflect the intrinsic value of the business and following a hasty and limited sale process. Alcon was willing to pay approximately twice as much per share on two occasions in 2024, according to STAAR’s filings.

It was less than 50 days ago that shareholders were poised to overwhelmingly reject the ill-conceived, deeply flawed transaction. Then, the Board postponed the shareholder vote on the sale three times and announced it would conduct an after-the-fact, perfunctory go-shop process, apparently in the hope that doing so would cure the egregious process, timing, and pricing flaws of the original transaction. The Board promised that, for the first time, the Company would solicit alternative proposals from parties other than Alcon.

We urged the Board to appoint new directors to help oversee this process and to give shareholders confidence that it would be conducted objectively and fairly. The Board refused.

Today, the Board proved once again that shareholders cannot rely on its judgment and oversight. The Board reported that its go-shop process did not yield a better offer and that therefore the Alcon deal represents fair value.

But STAAR’s frog of a deal did not magically turn into a prince because its financial advisor made a few phone calls. Nor does a tacked-on go-shop process that gave Alcon the right to see every other bidder’s proposal and match any alternative deal remedy the procedural and timing flaws in this proposed transaction.

Nevertheless, the Board is now asking shareholders to approve effectively the same transaction that shareholders were poised to reject overwhelmingly less than two months ago. With no change to the deal, we still intend to vote “AGAINST” the transaction and encourage you to do the same.

STAAR’s Process Was Flawed from the Beginning

In our view, the Board has never sought to maximize shareholder value in accordance with its fiduciary duties, and that did not change with the belated go-shop process. The original agreement with Alcon was the result of a hasty and limited process during which neither STAAR nor its advisors performed any outreach. Two potential counterparties that proactively contacted STAAR were given short shrift as the Board rushed to finalize an agreement with Alcon before revealing the Company’s strong second-quarter financial results.

Worse yet, a credible strategic party from Europe was completely ignored by STAAR’s CEO and Board Chair. Not only did these individuals fail to respond to the CEO of this strategic party, but they deliberately withheld the expression of interest from the rest of the Board and shareholders. In fact, this interest would never have been known to shareholders—nor, incredibly, even to the Board—if we had not learned of it through our industry contacts and disclosed it. The Company belatedly acknowledged this expression of interest, but only after it was confronted by a proxy advisory firm. STAAR’s CEO and Chair were so intent on selling the Company to Alcon that they paid no attention to legitimate inbound interest and withheld extraordinarily relevant information from their fellow directors and shareholders. Because STAAR’s independent directors have very little experience overseeing public company M&A processes, it is no surprise to us that they were susceptible to the CEO’s and Chair’s influence and desire for a transaction with their preferred counterparty.

After cementing the original agreement with Alcon, the Board attempted to cover these deep procedural flaws with a “window shop” provision. Window shops, like go-shops, rarely result in alternative proposals, primarily because other counterparties are understandably reluctant to devote time and resources to conduct diligence and formulate a proposal when the parameters for doing so clearly favor the party whom the board has already chosen as its preferred merger partner. In this case, Alcon had “matching rights” that it could use, after gaining full access to an alternative bidder’s proposal, to match the alternative bid. Unsurprisingly, no third party bothered to expend the resources necessary to offer an alternative to Alcon’s proposal.

STAAR’S Proposed Deal Faces Overwhelming Opposition

The Board sought shareholder approval of the sale to Alcon at a special meeting of STAAR shareholders that was originally scheduled for October 23. Ahead of that meeting, shareholders representing nearly 35% of the Company’s outstanding shares publicly opposed the transaction and all three proxy advisory firms recommended shareholders vote against the deal. We believe the proposed transaction was headed for certain and overwhelming defeat at the ballot box, which would have allowed STAAR to exit this poorly timed and priced deal without a termination fee and then pursue a credible process, continue its recovery as an independent company, or both. But instead of heeding the call from shareholders, the Board postponed the meeting three times, scrambling to find a way to complete a transaction that shareholders did not want.

Rather than extracting a sizable price concession from Alcon as a means to win shareholder support, the Board – with less than unanimous support – tried to rescue its favored transaction by creating a simulacrum of a sound process through a belated, bolt-on go-shop period.

STAAR’s Belated Go-Shop Process Was Futile

As we have said repeatedly, we are aware of substantial interest from strategic and financial parties in acquiring STAAR. And, in a fair and competitive process, those parties would express strong interest and likely make proposals to acquire STAAR. But STAAR has never sought proposals from the logical buyers on a fair playing field.

STAAR’s “Hail Mary” go-shop was not an even playing field and was not a substitute for a fair and competitive process. In fact, we believe this performative go-shop process was doomed from the beginning and was conducted only to provide cover for the existing agreement with Alcon.

For example, Alcon retained matching rights. Notably, the Company was utterly disingenuous in announcing the go-shop process when it attempted to convince shareholders that Alcon had magnanimously stepped aside to allow a fair process. In touting the process to shareholders, the Board said that Alcon “has agreed to give up any matching rights should a superior proposal be made during the go-shop period.” (Emphasis added.) But the Board conveniently failed to mention that, under the merger agreement amendment, Alcon did have those matching rights for four days immediately following the go-shop period. Those matching rights would not be lost on potential alternative bidders and their legal advisors.

Alcon, in fact, retained the right to receive notice of any superior proposals and to all critical information regarding those proposals, as well as the opportunity to match or otherwise submit an improved bid. Obviously, no other party had a similar right. Worse still, we understand that STAAR’s financial advisor conveyed this fact to at least one potentially interested party as part of its initial outreach, seemingly to forewarn this party of the uphill battle they faced to supplant Alcon as STAAR’s preferred counterparty. It seems that the financial advisor’s invitation to engage was accompanied by a wink and a nudge that suggested, “don’t bother—this is a game you can’t win.”

We are also aware of a credible buyer with the capital, industry expertise, and strong interest in acquiring STAAR at a price higher than the Alcon bid that was told it had to sign a multi-year standstill to be granted access to diligence materials. This differs wildly from the NDA that Alcon itself signed (which had no standstill), even though Alcon was an unsolicited bidder for STAAR, and the ones supposedly offered to other parties in 2024 and early 2025, according to the proxy statement. The Board’s off-market demand was undoubtedly calculated to “run the clock” on the go-shop period and ward off this well-established private equity firm, which it did.

The fact that the Board did not receive alternative proposals during the go-shop period does not “validate” STAAR’s process, as the Board now claims. In our view, it is precisely because the playing field was so tilted that no party came forward. Why would any rational buyer knowingly enter into a bidding war with a well-capitalized party that has a) a months-long head start, b) superior information, c) the legal right to match or beat any proposal, and d) a close relationship with the target’s key leaders, especially when that party has demonstrated that it was willing to pay twice as much for the same asset just a year ago?

We do not blame sophisticated counterparties for declining to participate in a 100-meter race in which Alcon was given a 90-meter head start. We do, however, blame STAAR’s Board for overseeing yet another defective step in a deeply flawed process in which Alcon was afforded informational and procedural advantages.

At a fundamental level, we do not believe the Board has fulfilled its Revlon duties in a sale of a company for cash – to obtain the highest price reasonably available – with this defective initial process and its desperate, duct-tape go-shop process.

Nothing Has Changed

Apparently unmoved by overwhelming opposition from the Company’s shareholders and all three major proxy advisory firms, the Board is recklessly persisting with its support for this flawed deal, touting the go-shop process as a miracle cure for all its failures. But in our view, the transaction continues to suffer from the same flaws that we and other shareholders have been highlighting for four months:

●	The process remains flawed, with the go-shop overseen by the same directors, with the same deep and longstanding connections to Alcon, and the same misaligned incentives to favor the certainty of a signed agreement with Alcon due to their egregious golden parachute payments. In our view, the go-shop was neither designed, nor was likely, to produce the best available offer and the highest price for STAAR. And it certainly does not cure the litany of procedural failures and missteps that have marked this misbegotten transaction from the start. The go-shop is lipstick on a pig.

●	The timing remains suboptimal, given that consumer confidence in China, STAAR’s largest and most important market, was temporarily depressed but is now improving. The strategic alarmism in the Company’s proxy solicitation materials has – unnecessarily and unjustifiably, in our view – painted a dour view of STAAR’s recent progress and long-term opportunities. We believe STAAR is poised for continued recovery, with ample cash, robust demand, new products ready to be launched, and cost savings opportunities to drive future profitability. If management’s own projections are achieved, STAAR will become one of the most profitable medical technology companies in the world, and two consecutive quarters of improving financial results indicate that the Company is on a path toward achieving those targets.

●	The price remains inadequate, unchanged from the $28 per share that Alcon offered in August 2025, when STAAR’s stock price, revenue, and gross margins were near their nadir due to temporary (and since resolved) execution issues in the Company’s key China market. During the four months since the transaction was announced, STAAR has delivered two consecutive quarters of solid revenue growth and margin improvement, demonstrating that the Company is on the path to swift revenue growth and high profitability that its own projections indicate. Additionally, valuation multiples across the sector have expanded by a full turn. Yet, Alcon’s offer remains unchanged, anchored to the price STAAR was trading at when temporary investor pessimism resulting from the Company’s challenges was at its peak.

Nothing has changed, and we see no reason for shareholders to support what is essentially the same defective transaction, at the same inadequate price, that so many shareholders vociferously opposed just a few weeks ago.

The Path Forward

In our view, the Board’s persistent procedural maneuvering to force through an obviously flawed transaction demonstrates a stunning lack of fidelity to the interests of shareholders and other stakeholders. We believe new directors are urgently needed to restore shareholder trust and properly steward the Company in its next chapter.

To that end, we are in the process of calling a special meeting to reconstitute the Board by removing the directors who, in our view, are most responsible for orchestrating, incentivizing, and perpetuating this ill-conceived proposed transaction.

We do not seek, and have never sought, control of STAAR. Instead, we seek a Board that is independent, dedicated to serving shareholder interests, and committed to working diligently to help STAAR realize its immense potential.

But before we can enhance the Board, we must first reject the proposed transaction.

The performative go-shop process, which was unquestionably tilted in Alcon’s favor, does nothing to persuade us that the original deal terms have somehow been alchemized into a value-maximizing transaction that warrants shareholder approval. To the contrary, the developments of the last several weeks have only reinforced our view that the proposed transaction remains burdened by a conflicted Board and a deficient process, poor timing, and inadequate price.

We urge shareholders to join us in voting “AGAINST” STAAR’s proposed sale to Alcon on the GREEN Proxy Card so that we can finally Let STAAR Shine.

Sincerely,

Neal Bradsher

Founder and President

Broadwood Capital, Inc., General Partner of Broadwood Partners, L.P.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Saratoga Proxy Consulting LLC, by calling (212) 257-1311 or toll free at (888) 368-0379, or by email at info@saratogaproxy.com. If you have already voted for the merger or given your vote to STAAR’s proxy solicitor over the phone, you may change your vote by voting a later-dated proxy AGAINST the deal. Only your latest dated vote counts.

About Broadwood

Broadwood Partners, L.P. is managed by Broadwood Capital, Inc. Broadwood Capital is a private investment firm based in New York City. Neal Bradsher is the President of Broadwood Capital.

Certain Information Concerning the Participants

Special Meeting of Shareholders Originally Scheduled for October 23, 2025

Broadwood Partners, L.P., Broadwood Capital, Inc., Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin (collectively, the “Participants”) are participants in the solicitation of proxies from the shareholders of the Company in connection with the special meeting of shareholders originally scheduled for October 23, 2025 and most recently postponed to be held on December 19, 2025 (including any further adjournments, postponements, reschedulings or continuations thereof, the “Proposed Merger Special Meeting”). The Participants have filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from the Company’s shareholders for the Proposed Merger Special Meeting. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE PROPOSED MERGER SPECIAL MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The Definitive Proxy Statement and accompanying GREEN Proxy Card have been furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Special Meeting of Shareholders to Remove Members of the Board

The Participants also intend to file a definitive proxy statement and an accompanying GREEN Proxy Card with the SEC to be used to solicit proxies with respect to removing members of the Board and any other proposals that may come before a future and yet to be called or otherwise scheduled special meeting of shareholders (including any adjournments, postponements, reschedulings or continuations thereof, the “Shareholder Meeting”). The Shareholder Meeting will be separate, distinct and unrelated to the Proposed Merger Special Meeting, and the Participants believe that the Shareholder Meeting will have no effect on the outcome of the Proposed Merger Special Meeting. The Participants do not believe that there is any lawful reason that would prevent or prohibit the Participants from calling the Shareholder Meeting, regardless of the outcome of the shareholder vote at the Proposed Merger Special Meeting, and do not make any representation related to whether the Company may contest, or otherwise challenge, the Participants’ ability to call the Shareholder Meeting. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE SHAREHOLDER MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN Proxy Card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained on an amendment to Schedule 13D filed by the Participants with the SEC on November 21, 2025 and is available here.

Contacts

Investor Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

jmills@saratogaproxy.com

(212) 257-1311

(888) 368-0379

Media Contacts

Scott Deveau / Jeremy Jacobs

August Strategic Communications

Broadwood@AugustCo.com

(323) 892-5562

Exhibit 3

PRESS/MEDIA Media November 18, 2025 Investing.com, November 18th – STAAR Surgical reveals board dissent over amended Alcon deal ahead of vote October 31, 2025 Investing.com, October 31st – Alcon rejects raised bid for STAAR Surgical as shareholders revolt October 16, 2025 Investing.com, October 16th – ISS recommendation may toll the bell for STAAR – Alcon deal, validates Broadwood October 9, 2025 Investing . com, October 9 th – Glass Lewis recommends against STAAR – Alcon merger, bolstering Broadwood’s campaign October 8, 2025 Bloomberg Opinion, October 8th – AI Insurance Is Expensive: P(doom), STAAR Surgical projections, Bitcoin life insurance and YouTube self - help September 25, 2025 CTFN, September 25 – Former CEO outlines case for shareholders to reject deal at current price September 11, 2025 Investing.com, September 11 – Exclusive: Shareholder revolt threatens Alcon’s takeover of STAAR Surgical September 2, 2025 Reuters, September 2 – STAAR shareholder Broadwood says it opposes Alcon’s proposed takeover September 2, 2025 MassDevice, September 2 – Alcon faces opposition from Staar Surgical’s largest shareholder in planned acquisition September 2, 2025 Medical Device Network, September 2 – STAAR Surgical’s largest shareholder opposes Alcon takeover Press December 8, 2025 Broadwood Partners Reiterates Opposition to STAAR Surgical’s Sale to Alcon Following Conclusion of Performative Go - Shop Process December 8, 2025 Broadwood Partners: Proxy Advisory Firm Egan - Jones Reaffirms Its Recommendation STAAR Surgical Shareholders Vote “AGAINST” Sale to Alcon November 10, 2025 Broadwood Partners Calls for the Appointment of New Directors at STAAR Surgical to Oversee Go - Shop Process November 4, 2025 Broadwood Partners Condemns Alcon’s Fallacious Attacks on STAAR Surgical and Its Prospects October 24, 2025 Broadwood Partners Condemns Decision by STAAR Surgical and Alcon to Delay Final Vote on Proposed Transaction October 22, 2025 Broadwood Partners Intends to Call Special Meeting to Remove Several STAAR Surgical Directors October 20, 2025 Broadwood Partners Highlights Growing Opposition to STAAR Surgical’s Proposed Sale to Alcon October 17, 2025 Broadwood Partners Issues Letter to STAAR Surgical’s Board Urging it to Allow Timely Shareholder Vote on Alcon Sale October 15, 2025 Broadwood Partners: All Three Leading Proxy Advisory Firms Recommend STAAR Surgical Shareholders Vote “AGAINST” Sale to Alcon October 14, 2025 Broadwood Partners Comments on STAAR Surgical’s Late and Troubling Disclosure in Deeply Flawed Sale Process to Alcon SIGN UP FOR UPDATES SUBSCRIBE First Name Last Name Email © 2025 Let STAAR Shine. All rights reserved. Terms of Use. Privacy Policy. Disclaimer. MEDIA August Strategic Communications Scott Deveau / Jeremy Jacobs (323) 805 - 8919 Broadwood@augustco.com INVESTOR CONTACT Saratoga Proxy Consulting, LLC John Ferguson / Joseph Mills (888) 368 - 0379 or (212) 257 - 1311 jferguson@saratogaproxy.com jmills@saratogaproxy.com HOME REASONS TO VOTE AGAINST RESOURCES PRESS/MEDIA HOW TO VOTE CONTACT